UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 29, 2015

Roka Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36538	27-0881542
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Independence Boulevard Warren, NJ	07059
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(908) 605-4700
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2015, Roka Bioscience, Inc. (the “Company”) entered into the First Amendment (the “Loan Amendment”) to Loan and Security Agreement dated as of November 21, 2013 (the “Original Agreement”) by and between Comerica Bank (“Comerica”) and the Company. Pursuant to the Loan Agreement, the Company increased its borrowing from $5.0 million to $10.0 million (the “Additional Financing”). In connection with the Additional Financing, the Company paid a commitment fee of $50,000. The Company used the proceeds from the Additional Financing to repay the outstanding indebtedness under the TriplePoint Agreement (as defined below). Pursuant to the Loan Amendment, the interest-only period was extended from May 31, 2015 to December 31, 2015; following the interest-only period, the Company will make 30 consecutive monthly payments, which will consist of accrued interest and equal principal payments. The interest rate under the Loan Amendment remains the same. In addition, the Company has the option to further extend the interest-only period by an additional three months if the Company has a minimum of $30 million in cash and marketable securities at December 31, 2015. If such option is elected, after the expiration of the extended interest-only period, the Company will make 22 consecutive monthly payments which will consist of accrued interest and equal principal payments; provided however, if the Company raises net cash proceeds of at least $20 million from an equity financing during fiscal year 2016, then the repayment period may be extended back to the original 30-month period.

In connection with the Loan Amendment and Additional Financing, the Company issued to Comerica an additional ten-year warrant to purchase up to 52,265 shares of the Company’s common stock at an exercise price of $2.87 per share (the “Additional Warrant”). Additionally, the Company amended the warrant to purchase 10,656 shares of common stock, which was granted to Comerica under the Original Agreement to reduce the exercise price from $14.08 per share to $2.87 per share (the “Re-priced Warrant”).

The foregoing description of the Loan Amendment, the Additional Warrant and the Re-priced Warrant is intended to be a summary and is qualified in its entirety by reference to such documents, which are attached as Exhibits 4.1, 4.2 and 10.1 and are incorporated by reference herein.

Item 1.02     Termination of a Material Definitive Agreement.

Upon the effectiveness of the Loan Amendment described above, the Company terminated the Loan and Security Agreement by and between the Company and TriplePoint Capital LLC, dated as of November 21, 2013 (the “TriplePoint Agreement”). With the proceeds from the Additional Financing described above, the Company repaid outstanding indebtedness under the TriplePoint Agreement in the aggregate amount of approximately $5.0 million, which included principal of approximately $4.6 million and a final payment fee of $350,000.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) On May 29, 2015, the Company entered into the Loan Amendment with Comerica, which, among other things, increased the loan amount to $10.0 million. The terms of the Additional Financing are described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The number of securities to be issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 3.02.

The securities issued, as described above, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were made pursuant to the exemptions from registration provided by Section 4(a)(2) of the Securities Act. Such securities are therefore restricted in accordance with Rule 144 under the Securities Act.

Item 9.01     Financial Statements and Exhibits

Exhibit	Description
4.1	First Amendment to Stock Purchase Warrant, dated as of November 21, 2013, issued to Comerica Bank.
4.2	Stock Purchase Warrant, dated as of May 29, 2015, issued to Comerica Bank.
10.1	First Amendment dated May 29, 2015 to Loan and Security Agreement by and between Roka Bioscience, Inc. and Comerica Bank, dated as of November 21, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2015	ROKA BIOSCIENCE, INC.

	By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	First Amendment to Stock Purchase Warrant, dated as of November 21, 2013, issued to Comerica Bank.
4.2	Stock Purchase Warrant, dated as of May 29, 2015, issued to Comerica Bank.
10.1	First Amendment dated May 29, 2015 to Loan and Security Agreement by and between Roka Bioscience, Inc. and Comerica Bank, dated as of November 21, 2013.